UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

Of The Securities Exchange Act Of 1934

(Amendment No.      )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Snap-on Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-446-2617.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 22, 2010, can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	To enter the Annual Meeting, bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

HOW TO VOTE

We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website www.investorvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

2801 80th Street

Kenosha, WI 53143

Notice of the 2010 Annual Meeting of Shareholders

March 9, 2010

Dear Shareholder:

Snap-on Incorporated will hold its 2010 Annual Meeting of Shareholders on Thursday, April 22, 2010, at 10:00 a.m. (Central Time), at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, IL 60015. This year’s meeting is being held for the following purposes:

1.	to elect four directors to serve for the next three years;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2010; and

3.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders who had shares registered in their names at the close of business on February 22, 2010, will be able to vote at the Annual Meeting. If you are a shareholder and plan to attend the Annual Meeting in person, then please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. Please also contact Investor Relations if you would like directions to the Annual Meeting. If you prefer, you may e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Irwin M. Shur

Vice President, General Counsel

and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 22, 2010. The proxy statement and annual report to security holders are available at www.snapon.com/SNA.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election; and

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2010.

To vote in person at the Annual Meeting, you will need to request a ballot to vote your shares. If you vote by proxy, either by Internet, telephone, or mail, and later find that you will be present at the Annual Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:    We expect to begin mailing this Proxy Statement to shareholders on or about March 10, 2010. The proxy material is also being made available to shareholders by Internet posting on or about March 10, 2010.

Q:    WHAT AM I VOTING ON?

A:    At the 2010 Annual Meeting you will be voting on two proposals:

1.	The election of four directors to serve terms of three years each. This year’s Board nominees are:

•John F. Fiedler •James P. Holden	•W. Dudley Lehman •Edward H. Rensi

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2010.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election; and

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2010.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Assuming a quorum is present, directors are elected by a majority of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. Assuming a quorum is present, the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2010 requires an affirmative vote of a majority of the shares represented at the meeting.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. As a result of new rules applicable to director elections after January 1, 2010, your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent auditors.

Q:    WHO MAY VOTE?

A:    You may vote at the Annual Meeting if you were a shareholder of record as of the close of business on February 22, 2010, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote. As of the Record Date, Snap-on had 57,762,581 shares of common stock outstanding.

Q:    HOW DO I VOTE?

A:    We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Pinchuk and Mr. Shur, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website www.investorvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on February 22, 2010, can attend the Annual Meeting. Seating, however, is limited and attendance at the Annual Meeting will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	To enter the Annual Meeting, bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•	the Corporate Secretary, in advance of the Annual Meeting; or

•	the authorized representatives at the Annual Meeting.

Street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 19, 2010.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We have retained Georgeson Inc., for $7,000 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold. We will bear the cost of this solicitation and reimburse Georgeson Inc. for these expenses.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2011 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 10, 2010, for the proposal to be considered for inclusion in our proxy materials for the 2011 Annual Meeting. To otherwise bring a proposal or nomination before the 2011 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 22, 2011, and February 21, 2011. If we receive your notice after February 21, 2011, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, Wisconsin 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors currently has 11 directors and the directors are divided into three classes. This year’s Board nominees for election for terms expiring at the 2013 Annual Meeting are John F. Fiedler, James P. Holden, W. Dudley Lehman and Edward H. Rensi.

It is our policy that the Board of Directors should reflect a broad variety of experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews the Company’s director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience and attributes of the nominees and Snap-on’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for Board membership and/or nominated for re-election, as well as why they continue to serve on the Board. Pursuant to the Company’s Restated Certificate of Incorporation and Bylaws, the Board must be comprised of three approximately equal classes. At the Annual Meeting each year, one class is nominated for election to a three-year term.

Nominees for Election for Terms Expiring at the 2013 Annual Meeting

John F. Fiedler

Director since 2004

Mr. Fiedler, age 71, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications, from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Mr. Fiedler serves as a Director of AirTran Holdings, Inc., Mohawk Industries, Inc. and WABCO Holdings Inc., and was a Director of YRC Worldwide Inc. prior to 2007. Mr. Fiedler is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, manufacturing, sales/marketing, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation and franchising. Mr. Fiedler has a Master of Business Administration degree.

James P. Holden

Director since 2007

Mr. Holden, age 58, has been our Lead Director since February 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. Most recently, he was President and Chief Executive Officer of DaimlerChrysler Corporation, a US subsidiary of DaimlerChrysler AG, until 2000. From March 2007 until June 2009, he served as non-executive Chairman of Meridian Automotive Systems. Mr. Holden also serves as a Director of SMobile Systems, Speedway Motorsports, Inc., SIRIUS XM Radio Inc. and Motors Liquidation Corporation. Mr. Holden is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales/marketing, operations, strategy development, executive compensation, leadership development, technology/information technology, e-business and franchising. Mr. Holden has a Master of Business Administration degree.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 58, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers, which position he held since 2005. From 2004 to 2005 he served as Group President—Business to Business for Kimberly-Clark and from 1995 to 2004 he served as Group President—Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, manufacturing, sales/marketing, operations, strategy development, executive compensation and leadership development.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 65, has been an owner and Chief Executive Officer of Team Rensi Motorsports, which competes in the NASCAR Nationwide Series, since 1998. He was President and Chief Executive Officer of McDonald’s U.S.A., a food service organization, from 1991 to 1997. Mr. Rensi also serves as a Director of Great Wolf Resorts, Inc., International Speedway Corporation and Freedom Group, Inc., and was a Director of American Consolidated Management Group, Inc. prior to 2006. Mr. Rensi is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, sales/marketing, operations, accounting/finance, executive compensation, leadership development and franchising.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOUR NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2011 Annual Meeting

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 57, has served as Executive Vice President of Global Government Relations for Royal Dutch Shell plc, an oil, gas, chemical and refined petroleum products company, since June 2009. From 2008 until June 2009, Ms. Decyk served as Corporate Affairs and Sustainable Development Director of Royal Dutch Shell plc and from July 2005 to 2008, she served as Corporate Affairs Director. From March 2005 to July 2005, Ms. Decyk was Director International of Shell International B.V., from 2002 to 2005, she was Senior Vice President—Corporate Affairs and Human Resources of Shell Oil Company, and from 1999 through 2002, she was Vice President of Corporate Strategy of Shell International Limited, based in London, England. Ms. Decyk was last re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, sales/marketing, mergers and acquisitions, strategy development, executive compensation and leadership development; Ms. Decyk also has a law degree.

Nicholas T. Pinchuk

Director since 2007

Mr. Pinchuk, age 63, has been Snap-on’s President and Chief Executive Officer since December 2007 and Chairman of the Board since April 2009. Prior to his appointment as President and CEO, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer since April 2007, and as Snap-on’s Senior Vice President and President—Worldwide Commercial & Industrial Group since 2002. Before joining Snap-on, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk also serves as a Director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk was last re-nominated as a Director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board.

Richard F. Teerlink

Director since 1997

Mr. Teerlink, age 73, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chairman from 1996 to 1998, Chief Executive Officer from 1989 to 1997, and President from 1988 to 1997. Mr. Teerlink was a Director of Johnson Controls, Inc. prior to 2008. Mr. Teerlink was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, operations, accounting/finance (including as a chief financial officer), and strategy development; Mr. Teerlink also has a degree in accounting and is a Certified Public Accountant.

Directors Continuing to Serve Until the 2012 Annual Meeting

Bruce S. Chelberg

Director since 1993

Mr. Chelberg, age 75, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He served as its Chairman and Chief Executive Officer since 1992 and served on Whitman’s Board since 1988. Mr. Chelberg serves as a Director of First Midwest Bancorp, Inc. and was a Director of Northfield Laboratories, Inc. prior to 2009 and Actuant Corporation prior to 2005. Mr. Chelberg was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, manufacturing, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation, leadership development and franchising; Mr. Chelberg also has a law degree.

Karen L. Daniel

Director since 2005

Ms. Daniel, age 52, has served as Division President and the Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information, since 2000. Ms. Daniel was last re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: international business and accounting/finance (including as a chief financial officer); Ms. Daniel also has a degree in accounting and is a Certified Public Accountant.

Nathan J. Jones

Director since 2008

Mr. Jones, age 53, retired in 2007 from Deere & Company, a manufacturer of agricultural, commercial and consumer equipment, where he most recently served as President, Worldwide Commercial & Consumer Equipment Division since 2006. Prior thereto, he was Deere & Company’s Senior Vice President and Chief Financial Officer from 1997 through 2006, and previously served as its Vice President and Treasurer. Mr. Jones was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, international business, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation, leadership development, technology/information technology and e-business. Mr. Jones has a Master of Business Administration degree as well as a degree in accounting.

Arthur L. Kelly

Director since 1978

Mr. Kelly, age 72, has been the Managing Partner of KEL Enterprises L.P., a holding and investment company, since 1982. Mr. Kelly also serves as a Director of Northern Trust Corporation and was a Director of Deere & Company prior to 2009, BASF Aktiengesellschaft prior to 2008, and Bayerische Motoren Werke (BMW) A.G. prior to 2008. Mr. Kelly was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: Snap-on business knowledge, international business, knowledge of Snap-on’s industry/market, manufacturing, operations, accounting/finance, mergers and acquisitions, strategy development and executive compensation. Mr. Kelly has a Master of Business Administration degree.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter. You may find the Committee’s charter on the Company’s Website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange.

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2011 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2010, for forwarding to the Committee.

To bring a nomination before the 2011 Annual Meeting from the floor during the meeting, you must comply with our Bylaws. Our Bylaws require written notice to the Corporate Secretary between January 22, 2011, and February 21, 2011. If we receive your notice after February 21, 2011, then your proposal or nomination will be untimely. The notice must also meet the requirements of our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board and the experience, as well as the qualities, brought to the Board by our directors are reviewed annually. While the Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all shareholder interests on the Board. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

The Company’s Corporate Governance Guidelines provide that directors will not be nominated for re-election after they have attained age 72, although they may continue to serve out any term after reaching that age. We previously disclosed that in 2009 the Board determined that it would be in the best interests of the Company to temporarily suspend the retirement age provisions applicable to directors in light of the then-current global economic conditions and pending completion of its review of best practices regarding such policies. The Board completed its review later in 2009 and reinstated those provisions.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Name of Director

c/o Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, WI 53143

Annual Meeting Attendance

All directors may attend the Annual Meeting of Shareholders either in person or by telephone. If a director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent directors that are not standing for re-election at the Annual Meeting are not required to attend. All directors attended the 2009 Annual Meeting of Shareholders in person.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met eight times in 2009. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2009. The Board conducts executive sessions of non-management directors at every regular Board meeting. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board has reviewed the independence of its members, considering the independence tests promulgated by the New York Stock Exchange and has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that each of Messrs. Chelberg, Fiedler, Holden, Jones, Kelly, Lehman, Rensi, Teerlink and Ms. Daniel and Ms. Decyk are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the New York Stock Exchange or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. Team Rensi Motorsports (“Team Rensi”) competes in the NASCAR Nationwide Series. One of our directors, Mr. Rensi, is an owner of Team Rensi. In 2009, the Company had an agreement with Team Rensi to provide approximately $50,000 worth of tools valued at list prices; the actual cost to the Company was less than this amount. The Board has determined that this relationship did not affect Mr. Rensi’s independence as it was a relationship permitted by the categorical standards and was customary for Snap-on to enter into agreements of this type. In addition, Mr. Kelly is a director of Northern Trust Corporation and Ms. Decyk is an officer of Royal Dutch Shell plc. An affiliate of Northern Trust Corporation performs administrative functions for several Snap-on benefit plans; Snap-on occasionally purchases petroleum products produced by affiliates of Royal Dutch Shell. However, the amounts of those transactions are extremely modest as compared to Snap-on’s, Northern Trust’s and Shell’s total revenues. An immediate family member of Mr. Holden’s is an employee of the Company, but is not an executive officer nor is that individual compensated in an amount requiring disclosure under SEC rules. These relationships are permitted by the categorical standards, and it was determined that they did not affect Mr. Holden’s, Mr. Kelly’s and Ms. Decyk’s independence. See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

The Board is organized so that its committees focus on issues that may require more in depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such risks. Periodically, the full Board itself conducts a review of risk management at the Company.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company’s Website at www.snapon.com.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, was appointed as our Lead Director in February 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than to provide for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent auditors’ qualifications and independence, the performance of the Company’s independent auditors, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. During fiscal 2009 the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Ms. Daniel (Chair) and Messrs. Holden and Jones serve on the Audit Committee. Mr. Teerlink also served on the Audit Committee until April 23, 2009. The Board has determined that each of the Audit Committee members qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and director compensation. Currently, Messrs. Lehman (Chair), Chelberg and Fiedler serve on the Corporate Governance and Nominating Committee. During fiscal 2009 the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating directors.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. Currently Ms. Decyk (Chair) and Messrs. Kelly, Rensi and Teerlink serve on the Organization and Executive Compensation Committee. During fiscal 2009 the Committee met eight times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are discussed in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a written charter for each of the Audit Committee, Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee. The Corporate Governance Guidelines, Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the charters are available on the Company’s Website at www.snapon.com.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

In fiscal 2009, our non-employee directors each received an annual retainer of $75,000. Non-employee directors who were also committee chairs received an annual chair fee of $10,000, except for the Audit Committee Chair who received an annual chair fee of $15,000. Audit Committee members, except for the Audit Committee Chair, received an additional annual fee of $7,500. Our Lead Director received an additional annual fee of $25,000 for services in that role.

On April 23, 2009, the Board of Directors approved a grant of $100,000 worth of restricted stock units (“RSUs”) to non-employee directors under our 2001 Incentive Stock and Awards Plan, as amended (the “Stock and Incentive Plan”). The number of RSUs granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date. Therefore, in fiscal 2009, each non-employee director received 3,698 RSUs. The restrictions on the RSUs lapse upon the earliest of retirement from the board, death or in the event of a change in control, as defined in the plan. The directors are entitled to receive cash payments for dividend equivalents on the RSUs at the same rate as the dividends paid to our shareholders, and will not have voting rights with respect to the RSUs. Prior to fiscal 2009, each non-employee director received an annual award consisting of shares of restricted stock, which, in essence, operated as RSUs. Additionally, prior to fiscal 2006, each non-employee director received an annual grant of stock options to purchase 3,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan, which we refer to as the “Directors’ Fee Plan.” Under this plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Under the Directors’ Fee Plan, directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the money market funds rate, which from January 1, 2009, to December 31, 2009, averaged 0.69%. Dividends on deferred shares of common stock are automatically reinvested at the same rate as the dividends paid to our shareholders.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors, who are not eligible to participate in another group health plan, may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2009:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Bruce S. Chelberg	$75,000	$100,000	$3,328	$178,328
Karen L. Daniel	90,000	100,000	3,328	193,328
Roxanne J. Decyk	85,000	100,000	3,328	188,328
John F. Fiedler	75,000	100,000	3,328	178,328
James P. Holden	107,500	100,000	3,328	210,828
Nathan J. Jones	82,500	100,000	3,328	185,828
Arthur L. Kelly	75,000	100,000	3,328	178,328
W. Dudley Lehman	85,000	100,000	3,328	188,328
Jack D. Michaels(5)	18,750	—	—	18,750
Edward Rensi	75,000	100,000	3,328	178,328
Richard F. Teerlink	75,000	100,000	3,328	178,328

(1)	Includes annual retainer, committee and chair fees.

(2)

Amounts shown represent the grant date fair value of RSUs granted in fiscal 2009. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. There was no option expense in fiscal 2009 for directors’ options since no options were granted to directors during the fiscal year. The assumptions used to determine the valuation of the awards are discussed in note 13 to our consolidated financial statements.

(3)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2009:

Name	Option Awards	Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
Bruce S. Chelberg	18,000	9,428
Karen L. Daniel	—	9,428
Roxanne Decyk	6,000	9,428
John F. Fiedler	—	9,428
James P. Holden	—	7,069
Nathan J. Jones	—	5,133
Arthur L. Kelly	18,000	9,428
W. Dudley Lehman	6,000	9,428
Jack D. Michaels(5)	—	20,708	(6)
Edward Rensi	18,000	9,428
Richard F. Teerlink	18,000	9,428

The options are fully vested and expire on the earlier of (i) ten years from the date of grant, or (ii) a stated period after termination of service as a director. The restrictions on the stock awards lapse upon the earliest of retirement from the board, death or in the event of a change in control, as defined in the Stock and Incentive Plan.

(4)	Includes dividend equivalents with respect to the number of shares of common stock represented by the RSUs granted in fiscal 2009.

(5)

Mr. Michaels served as a director and our non-executive, non-employee Chairman of the Board until April 23, 2009. Mr. Michaels was previously our Chief Executive Officer until December 2007 and retired as a Snap-on employee in April 2008.

(6)

Includes 20,708 shares of restricted stock that vest based on the achievement of certain Company initiatives over the 2007-2009 period. As a result of the Company’s performance during the 2007-2009 period, none of the shares of restricted stock vested in February 2010.

Stock Ownership Guidelines for Directors

Snap-on believes that it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Effective January 1, 2009, the ownership guidelines for directors require that each director must own Snap-on shares equal to three times the director’s annual base cash retainer within five years of that date or, for any director initially elected or appointed thereafter, within five years from the start of the next calendar year after such director’s initial election or appointment. Unvested stock options, vested stock options not “in the money” as of the date of calculation and unvested restricted stock subject to performance conditions, if any, are not counted toward satisfaction of the guidelines. Currently, nine of the ten non-employee directors have met the ownership guidelines; however, as stated above, our existing directors have until January 1, 2014, to comply with these guidelines. The Company believes that all directors will have met their stock ownership guidelines by the end of 2010, well within the five year window.

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2010

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent auditor for the 2010 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent auditor. Although shareholder ratification of the Audit Committee’s selection of the independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of D&T to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of D&T as the Company’s independent auditor for 2010 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. Representatives of D&T will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR FOR 2010.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s Website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2009, the Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2009 with management and the independent auditors. In addition, the Committee members met to discuss the earnings press releases and interim financial information contained in each earnings press release with the Chairman, the President and Chief Executive Officer, the Chief Financial Officer, the Controller, and the independent auditors prior to public release.

The Committee also discussed with Deloitte & Touche LLP, Snap-on’s independent auditors, those matters that are required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.” The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Karen L. Daniel, Chair

James P. Holden

Nathan J. Jones

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent auditors for each fiscal year. During the fiscal year ended January 2, 2010, Deloitte & Touche LLP (“D&T”) was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended January 2, 2010 (fiscal 2009), and January 3, 2009 (fiscal 2008).

	Fiscal 2009	Fiscal 2008
Audit(1)	$3,717,938	$4,111,874
Audit Related(2)	—	214,689
Tax(3)	1,616,943	1,570,740
All Other Fees	—	—

Total Fees	$5,334,881	$5,897,303

(1)	Includes fees related to the issuance of the audit opinions, including Sarbanes-Oxley 404, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)	Includes acquisition-related due diligence and audits of employee benefits plans in fiscal 2008.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent auditor for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2008 and 2009 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent auditor on the services rendered and fees paid to the independent auditors to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Ellen, Kassouf, Pinchuk and Ward and Ms. Moreno (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock of Snap-on, as of February 22, 2010 (the “Record Date”). Beneficial owners include the directors and executive officers, their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)(2)		Percentage of Shares Outstanding
Bruce S. Chelberg	52,827		*
Karen L. Daniel	8,642		*
Roxanne J. Decyk	38,883		*
Martin M. Ellen	273,324	(3)	*
John F. Fiedler	8,256		*
James P. Holden	6,663		*
Nathan J. Jones	1,435		*
Thomas L. Kassouf	47,463		*
Arthur L. Kelly	84,208	(4)	*
W. Dudley Lehman	14,030		*
Jeanne M. Moreno	50,060		*
Nicholas T. Pinchuk	433,941		*
Edward H. Rensi	33,313		*
Richard F. Teerlink	57,121		*
Thomas J. Ward	165,670		*
All current directors and executive officers as a group (18 persons)	1,336,417		2.3%

Harris Associates L.P.(5)	4,385,800		7.6%
Janus Capital Management LLC(6)	3,943,070		6.8%
BlackRock, Inc.(7)	3,313,277		5.7%
The Vanguard Group, Inc.(8)	2,993,377		5.2%

*	Less than 1%

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Chelberg (18,000), Ms. Decyk (6,000), Mr. Ellen (195,828), Mr. Kassouf (34,554), Mr. Kelly (18,000), Mr. Lehman (6,000), Ms. Moreno (33,333), Mr. Pinchuk (344,000), Mr. Rensi (15,000), Mr. Teerlink (18,000), and Mr. Ward (132,568), and all executive officers and directors as a group (858,389).

(2)

Amounts for the named executive officers include the following amounts of restricted shares: Mr. Ellen—20,640, Mr. Kassouf—6,900, Ms. Moreno—7,000, Mr. Pinchuk—46,700, and Mr. Ward— 20,600. “Restricted” means that the share units or shares of stock are unvested and subject to forfeiture under terms of compensation awards or agreements if the Company and/or the holder do not meet the vesting requirements.

(3)	This figure includes 34,000 shares held by Mr. Ellen’s limited partnership.

(4)	This figure includes 20,000 shares held by trusts for the benefit of Mr. Kelly and his family.

(5)

Harris Associates L.P., Two North LaSalle Street, Suite 500, Chicago, IL 60602, has reported on Schedule 13G/A, filed on February 11, 2010, the beneficial ownership of 4,385,800 shares of common stock as of December 31, 2009, representing approximately 7.6% of the shares outstanding. Harris reports sole voting power and sole dispositive power as to all of these shares.

(6)

Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206, has reported on Schedule 13G, filed on February 16, 2010, the beneficial ownership of 3,943,070 shares as of December 31, 2009, representing approximately 6.8% of the shares outstanding. The Schedule 13G aggregates the holdings of Janus and two of its direct subsidiaries, Perkins Investment Management, LLC and INTECH Investment Management. Janus reports sole voting and dispositive power as to 13 of these shares, and shared voting and dispositive power as to 3,943,057 of these shares.

(7)

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, has reported on Schedule 13G, filed on January 29, 2010, the beneficial ownership of 3,313,277 shares of common stock as of December 31, 2009, representing approximately 5.7% of the shares outstanding. BlackRock reports sole voting power and sole dispositive power as to all of these shares.

(8)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G, filed on February 8, 2010, the beneficial ownership of 2,993,377 shares of common stock as of December 31, 2009, representing approximately 5.2% of the shares outstanding. Vanguard reports sole voting power as to 92,058 of these shares and sole dispositive power as to 2,911,119 shares of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the “Committee”) is composed solely of independent directors, as determined under the New York Stock Exchange listing standards. The Committee oversees Snap-on’s executive compensation programs. The Committee’s responsibilities are set forth in its charter, which you can find on the Company’s Website at www.snapon.com.

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values of integrity, respect and uncompromising safety.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s short-term business and long-term strategic goals. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for Snap-on’s executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Performance and projected contribution to Snap-on’s future success;

•	Total compensation of executives who perform similar duties at companies in our peer group;

•	Historical compensation of each executive officer; and

•	Other circumstances as appropriate.

Our goal is to design a compensation program that rewards executive officers for performance in relationship to the achievement of shareholder returns, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term incentive plans rather than base salary. The total targeted direct compensation mix for the Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) is illustrated in the pie charts below:

In order to further emphasize this pay for performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within the 50th and 65th percentiles of the Market (described below) if target levels of the performance measures are achieved. In fiscal 2009, our actual total direct compensation levels fell near the 50th percentile of the Market. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change in control of the Company. The Committee periodically reviews market practices with respect to these other types of compensation.

Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to keep our overall pay packages for executive officers comparable to that of the Market so that we can attract and retain high quality executive officers. The Company also maintains a 401(k) plan that permits participants, including our executive officers, to make additional retirement contributions. Depending on the participant’s pension formula, the Company matches a specified portion of participant contributions.

The retirement arrangements adopted by the Company are designed so that any limitations on covered compensation and potential benefits that would apply under the Internal Revenue Code should not limit the actual retirement benefits that are earned and received by the Company’s executive officers. In addition, the Company sponsors a deferred compensation plan for which approximately 40 active executives are eligible to participate, including each of the executive officers. Depending on the pension formula applicable to the executive officer and their participation in the 401(k) plan, the Company makes matching contributions to restore 401(k) plan matching contributions that are otherwise limited by Internal Revenue Service (“IRS”) regulations. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide total pay packages comparable to that in the market. While the Committee periodically reviews market information to obtain a general understanding of current practice, it does not benchmark retirement benefits because of the wide variety of plans used across the industry.

The Company provides various other health and welfare benefits to its executive officers and other employees, consistent with market practice. These benefits, such as health and disability insurance, are provided to most U.S. salaried employees on substantially the same basis. The Company does not provide other perquisites to executive officers.

The Company, like many companies, has compensation agreements with certain executive officers that typically provide the executive officers with severance and other benefits in the event of certain terminations of employment within a specified period following a change of ownership. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies, and believes these types of agreements remain important to the Company.

The Company does not have any specific compensation agreements with the NEOs other than the change in control agreements described below. Severance for executive officers, outside of a change in control, is determined on a case-by-case basis. There are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of compensation of the CEO and other executive officers, and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to their practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. The analyses performed by our consultants on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the 50th to 65th percentile of the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms and we believe it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the information in the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

In 2008, the Committee retained Semler Brossy Consulting Group (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to, providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; and updating the peer group and performing market analysis. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee.

Our peer group consists of the 17 publicly-traded companies listed below. These companies were selected by the Committee, after reviewing information from our compensation consultant, because such companies’ revenue and/or market value are within a reasonable range relative to the Company (+/- 20%), are direct competitors of the Company and/or have similar business characteristics or compete with us for executive talent. The same peer group was also used in fiscal 2008.

Actuant Corporation	AMETEK, Inc.	The Black & Decker Corporation

Briggs & Stratton Corporation	Cooper Industries, Ltd.	Danaher Corporation

Donaldson Company, Inc.	Flowserve Corporation	Gardner Denver, Inc.

Kennametal Inc.	Lennox International Inc.	Lincoln Electric Holdings, Inc.

Pentair, Inc.	SPX Corporation	The Stanley Works

The Timken Company	The Toro Company

On a periodic basis we review and update our peer group to account for changes in the marketplace and availability of data. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay design/practices for a specific group of companies. We also believe that this data provides us with a good basis for an external review of the relationship between pay and performance.

To supplement peer group compensation data, our compensation consultant gathers and reviews information from various surveys that are available from widely recognized experts in the compensation field, including Towers Perrin (now Towers Watson & Co.) and Mercer Consulting.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of Market Data, an annual performance review and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility. Due to the challenging global economic environment, merit increases were not given to associates in 2009, except where the Company was obligated to do so by contract or statute. Therefore, none of our NEOs received a merit increase in 2009.

Generally, the Committee begins its consideration of the next year’s total compensation at its fall meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to not only factor in the prior year’s financial results and the current year’s operating plan, but also to assess the prior years’ compensation in its decision making. In some cases, financial goals for incentive plan awards may be finalized after the February meeting, allowing the Committee to consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are awarded effective as of the Board or Committee meeting date and have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on the grant date, which is either that date or a specified future date (the “grant date”).

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in 2009:

•	Base salary;

•	Annual incentives; and

•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. There are variances from the median due to factors such as performance, individual experience, tenure in the position and prior salary. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are not weighed or ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November of 2008, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers were appropriate and in line with our compensation philosophy for the majority of our executives. The base salaries of the NEOs serving at that time ranged from 19% below Market median to 8% above Market median.

Martin M. Ellen and Jeanne M. Moreno were determined to be above Market median, which was deemed acceptable based upon their respective experience and levels of responsibility. Thomas J. Ward was determined to be at Market median. Nicholas T. Pinchuk and Thomas L. Kassouf were determined to be below Market median. As discussed above, merit increases were generally not awarded in 2009 to any of our associates, including our NEOs. In April 2009 and again in January 2010, the Committee offered Mr. Pinchuk a promotional salary increase of $150,000; however, in light of the prevailing economic pressures and the general salary freeze, Mr. Pinchuk declined the increase on both occasions. Mr. Pinchuk’s salary will be increased by $150,000 once the general salary freeze is lifted, which increase will bring his salary closer to the Market’s 50th percentile. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provide annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2001 Incentive Stock and Awards Plan, as amended (the “Stock and Incentive Plan”). The annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay for performance). As base salaries are generally compared to the Market median, as previously discussed, annual incentive targets would generally be expected to be between the 50th and 65th percentile of Market for annual incentives, with stretch goals built in to achieve the 65th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data. In aggregate, our 2009 annual incentive targets fell below the 50th percentile of Market for our NEOs. There were no changes to the NEOs’ annual incentive targets in 2009.

The 2009 annual incentive targets for each of the NEOs, expressed as a percentage of base salary, are set forth in the following table:

Name	Target Bonus as a Percentage of Base Salary
Nicholas T. Pinchuk	100%
Martin M. Ellen(1)	90%
Thomas J. Ward	75%
Thomas L. Kassouf	65%
Jeanne M. Moreno(1)	65%

(1)

Mr. Ellen’s and Ms. Moreno’s target bonuses are higher than that of individuals in similar positions in our peer group, primarily in recognition of their level of responsibility, experience and historical compensation levels.

The general plan design for all participants in the annual incentive plan, including the NEOs, in 2009 provided for a 50% weighting on consolidated financial results, focused on operating income and return on net assets, and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. During 2008, the Committee embarked on a review of the Company’s compensation philosophy. The Committee and management determined that to receive a payout on the consolidated financial results component of annual incentive award, the Company needed to achieve a return on net assets at least equal to its weighted average cost of capital, as the Committee believes that any returns greater than the cost of capital improve the Company’s results, enhance value to shareholders and demonstrate operating improvement when compared to prior results, even during a downturn in the economy.

In considering the challenging global economic environment existing at the time, the Committee set successive half year plans for fiscal 2009 that would be responsive to the changing business climate. First half goals were set and approved by the Committee at its February 2009 meeting. Second half goals were approved at a special July 2009 meeting. Any bonus awards earned during the first half were considered to have vested and were paid at the regularly scheduled February 2010 payout along with awards earned based on second half performance. See the table below for the weighting of the components of the 2009 annual incentive plan:

Component	Weighting
First half consolidated financial results	25%
First half personal strategic business goals	25%
Second half consolidated financial results	25%
Second half personal strategic business goals	25%
Total	100%

Consolidated Financial Results Component

The Committee utilized operating income and return on net assets as the financial performance measures for the Company-wide portion of the 2009 annual incentive award. These measures were chosen because they are regularly used to assess consolidated financial performance internally and, the Committee believes, are widely used externally as well.

As noted above, due to the worsening global economic recession in early 2009 and the uncertainty that it added to the Company’s planning and outlook, the Committee set successive half year plans for fiscal 2009. The Committee believed that the use of two half year plans would allow it to better calibrate each six month period to both incent performance in a meaningful way, but also to not unduly discourage participants with unattainable goals in the event of a further deepening of the recession. Due to the SOC transaction (described below), finance income was excluded from the 2009 second half consolidated financial goals.

For each financial performance measure, the Committee set three different performance levels (in order of rank)—“threshold,” “target” and “maximum”—for each half of the year. In each half, participants could earn up to twice their target percentage for performance at the “maximum” level and 25% of their target percentage for performance at the “threshold” level. Payments were adjusted proportionately and interpolated for actual performance that fell between the “threshold,” “target” and “maximum” levels.

Under the relevant plans, the Committee has broad discretion in determining payments, including adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to further the interests of the Company and the incentive goals of the compensation. The Committee also can consider unusual financial circumstances. During fiscal 2009, the Committee did not use its discretion to change the amount of any annual incentive awards to executive officers as compared to the amounts calculated under the goals that were set.

2009 Consolidated Financial Goals and Results

The 2009 first half and second half goals, as well as actual results, for Company financial performance are set forth in the tables below and are further explained in this section.

First Half Consolidated Financial Goals and Results:

Company Goals	Threshold Alternatives			Target	Maximum	Actual
Operating Income (1)	$146.8M	$181.4M	$190.5M	$199.5M	$226.8M	$135.5M
Return on Net Assets (2)	21.6%	18.4%	16.0%	21.6%	22.6%	17.1%
Incentive actually earned, as a percentage of the Target bonus amount:						0%

Second Half Consolidated Financial Goals and Results:

Company Goals	Threshold	Target	Maximum	Actual
Operating Income (1)	$108.5M	$119.4M	$168.0M	$123.3M
Return on Net Assets (2)	(3)	16.0%	21.4%	17.5%
Incentive actually earned, as a percentage of the Target bonus amount:				113.3%

(1)	Operating Income represents income from continuing operations, including finance income for the first half. Due to the SOC transaction, the second half Operating Income metrics exclude finance income.

(2)	Return on Net Assets is calculated using a six-month average and represents return on net assets employed before interest and taxes (“RONAEBIT”).

(3)	The Company’s weighted average cost of capital was estimated to be 16% for 2009. As discussed below, no payout was possible at “threshold” on this metric in the second half.

First Half

In setting the 2009 first half operating income targets, the Committee considered the then-projected macroeconomic outlook, the annual operating plans approved by the Board of Directors and the performance of Snap-on as well as its peers. The “threshold” operating income metric was set at the level achieved during the second half of 2008. The “target” operating income metric was set 10% over the “threshold” and “maximum” was set 25% above the “threshold.” The Committee considered the “target” operating income metric a substantial improvement over the results achieved in the second half of 2008 and the “maximum” operating income metric the product of achieving significant stretch goals.

In setting the 2009 first half return on net assets goals, the Committee again considered the projected macroeconomic outlook, the annual plan approved by the Board of Directors and Company growth strategies, as well as their impact on assets. The “threshold” level of return on net assets was set equal to the Company’s annual plan and the “target” level was set equal to the level achieved during the second half of 2008. The “maximum” level required an additional 1.0 percentage point increase beyond the “target” level.

For the first six months, a payment at the “threshold” level could be earned in one of three ways: (1) if the Company achieved the “threshold” level on both operating income and return on net assets; (2) if planned operating income, which was set 19% below the level realized in the second half of 2008, was achieved and return on net assets equaled the level realized in the second half of 2008; or (3) if return on net assets equaled the Company’s weighted average cost of capital and operating income grew by 5% over the second half of 2008. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining acceptable levels of performance on the other measure. As noted above, it is the Committee’s philosophy that the Company should achieve at least its weighted average cost of capital for participants to receive any payout based on consolidated financial results.

At its August 2009 meeting, the Committee compared actual achievement against each of the first half 2009 consolidated financial performance goals in order to determine the vested award amounts for participants. Although return on net assets exceeded the Company’s weighted average cost of capital, operating income fell below the established threshold. Thus, no annual incentive awards were earned based on 2009 first half consolidated financial results.

Second Half

Due to the Company’s July 2009 termination of its financial services joint venture with CIT Group Inc. (“CIT”) and subsequent purchase of CIT’s 50% interest in Snap-on Credit LLC (together, the “SOC transaction”), the Committee adjusted the goals accordingly. For our second half goals, the Committee set the “threshold” level of operating income equal to the results achieved in the first half of 2009, excluding finance income. “Target” operating income was set 10% above “threshold” and “maximum” was set at the level achieved in the second half of 2008, which, excluding finance income, would have required a 54.8% increase over the first half of 2009. The Committee felt that, in the then-existing economic environment, these were reasonable goals and that “maximum” performance would require significant stretch goals.

As with operating income, the Committee looked to the results achieved in the first half of 2009 when setting the “threshold” level of return on net assets. As a result of the adjustment based on the SOC transaction, the “threshold” level of return on net assets actually fell below the Company’s weighted average cost of capital. Thus, given the Committee’s philosophy that the Company should earn at least its weighted average cost of capital for participants to receive a payout based on consolidated financial results, it was not possible to earn a payment at the “threshold” level. “Target” level return on net assets was set at our weighted average cost of capital, which corresponded to a 10% increase over the first half of 2009 after finance income and related assets were excluded. As a result of “target” being set at the Company’s weighted average cost of capital, no payout was to be made based on this metric below the “target” level. The “maximum” return on net assets was set at the level achieved in the second half of

2008, which, excluding the effects of finance income and related assets, represented a 47.6% increase over the first half of 2009.

Thus, in order to achieve a payout at “target” based on consolidated financial results in the second half of 2009, the Company needed to earn at or above its weighted average cost of capital and achieve improvement in operating income. The Committee believed that this was a reasonable goal despite the economic downturn.

After comparing the Company’s consolidated financial results for the second half of 2009 to the consolidated financial performance goals, the Committee approved a payout of 113.3% relative to the consolidated financial results component of the annual incentive plan. Operating income fell between the “target” and “maximum” levels, while return on net assets of 17.5% surpassed the Company’s weighted average cost of capital.

Personal Strategic Business Goals Component

As discussed above, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role with the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, many personal strategic business goals are, by necessity, somewhat subjective in nature. Each personal strategic business goal was weighted individually and scored separately; therefore, not all goals had to be achieved in order to receive a payout on this component of the plan.

Normally, achievement of personal strategic business goals ranges from 0% to 200% of target. In the first half substantial strategic progress was achieved by the Company; however, given the impact of the recession, management recommended, and the Committee agreed, to cap for the first half only the NEOs’ achievement of that half’s personal strategic business goals at a maximum of 100%, and to apply an additional economic reduction factor of 25% for corporate staff and 20% for operational leaders. A lower percentage reduction factor for operational leaders was chosen because their personal strategic business goals included financial goals specific to their particular businesses, whereas corporate staff did not have additional financial goals. Thus, due to the limitations on the scoring, an NEO in the first half could have, at most, received a payout of 75% to 80% of target for their personal strategic business goals.

The 2009 personal strategic business goals for each of the NEOs, which were weighted equally for first and second half performance, and the weighting of each individual goal, as well as the Committee’s determinations related to the goals, where appropriate, are summarized as follows:

Mr. Pinchuk:

•

Preserve strategic fundamentals of the Company during the economic crisis, including maintaining the global van channel at the 2008 year-end and June 2009 levels, respectively, reducing average working investment for the first half of 2009 by $40 million as compared to the second half of 2008 and completing the Snap-on Credit transition with minimal disruption to operating activity—50% weighting. The global van channel increased when compared to both 2008 year-end and June 2009 levels, respectively, average working investment in the first half was reduced by $85.6 million when compared to the second half of 2008 and the Snap-on Credit transition continues without disruption to customers or associates.

•	Drive improvement processes, including achieving $35 million of annualized savings from sourcing—15% weighting. Sourcing efforts resulted in annualized savings of $41 million.

•

Strengthen the Snap-on management team, including adding five high potential managers as well as identifying and developing key, diverse in-house talent—15% weighting. Five key individuals were hired in the second half of 2009 and key, diverse in-house talent was identified and near-term development moves were put into place.

•

Continue building infrastructure in emerging markets, including the launch of bandsaws in the Kunshan (China) Factory #2 in the second quarter, tool storage for the international market in the Kunshan Factory #3 in the third quarter and the new Minsk (Belarus) footprint in the fourth quarter—20% weighting. The bandsaw plant was operational in the second quarter, Kunshan Factory #3 began production in the third quarter and, despite adverse weather conditions in the first months of the Minsk plant’s construction, production commenced in the fourth quarter.

After a review of Mr. Pinchuk’s performance and taking into consideration the economic reduction factor discussed above, the Committee determined that his resulting payout was 70.5% for his first half personal strategic business goals. For the second half, the Committee determined that Mr. Pinchuk achieved a payout of 125.0% for his personal strategic business goals.

Mr. Ellen:

•

Drive cooperation across business groups to take maximum advantage of collaborative opportunities and minimize disruptions—30% weighting. Collaborative support with Information Technology (“IT”) in further implementing our Enterprise Resource System was successful, along with other corporate finance support objectives throughout the organization. In addition, there was substantial cross business collaboration in support of expanding the Company’s new facilities in emerging markets.

•

Complete Snap-on Credit joint venture renewal with CIT or implement alternative plans—30% weighting. As discussed above, the joint venture was terminated and the Snap-on Credit transition continues without disruption to customers or associates. The Committee determined that Mr. Ellen’s performance relative to this goal was outstanding.

•

Continue development of the finance function—20% weighting. The Committee determined that Mr. Ellen partially achieved this objective in the first half and fully achieved this objective in the second half.

•	Achieve Rapid Continuous Improvement (“RCI”) objectives, including $500,000 in annual departmental cost savings—20% weighting. The annual departmental cost savings goal of $500,000 was achieved.

Applying the same approach as described above, the Committee approved a payment of 72.8% for Mr. Ellen’s first half personal strategic business goals, and 130.0% for his second half goals.

Mr. Ward:

•

Actively drive improved cooperation and collaboration between groups that can contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility—30% weighting. Snap-on Tools Group associates supported the launch of the Kunshan Factory #3. Other Snap-on Tools associates worked closely with the Commercial and Diagnostics Groups on new product development and implementation. The Committee determined that Mr. Ward fully achieved this objective in the first half and partially achieved this objective in the second half.

•

Reduce inventories while improving current high levels of complete and on-time deliveries to franchise and industrial channels—20% weighting. Inventories were reduced by $25 million. Complete and on-time deliveries for the franchise and industrial channels improved.

•

Improve customer coverage by net van count growth in targeted geographic areas; maintain the van count at or above the year-end 2008 level—20% weighting. Customer coverage by net van counts increased in both the first and second halves, thus, the Committee determined that Mr. Ward fully achieved this objective in the first half and achieved above target for this goal in the second half.

•	Achieve financial profitability targets for the first and second halves, respectively—30% weighting. The Snap-on Tools Group partially met this objective for both halves.

Applying the same approach as described above, the Committee approved a payment of 68.0% for Mr. Ward’s first half personal strategic business goals, and 100.0% for his second half goals.

Mr. Kassouf:

•

Actively drive improved cooperation and collaboration between groups that can contribute to profit improvements for divisions outside Mr. Kassouf’s overall span of responsibility and increase sales of specific products and/or product lines through targeted channels—30% weighting. Diagnostics & Information Group and Snap-on Tools Group products were expanded within key Commercial Division customer segments based on Mr. Kassouf’s support.

•

Support Asian expansion—15% weighting. Commercial Division resources supported the Asian expansion through manufacturing, product development, engineering assistance and application for Asian patents. The Committee determined that Mr. Kassouf achieved above target performance for this objective.

•

Develop and implement strategies to expand targeted value-added sales—15% weighting. Strategies were developed in the first half and the corresponding value-added sales materialized in the second half.

•

Reduce materials costs by $4.5 million in the first and second halves of 2009, respectively—10% weighting. Full year material cost savings of $16 million was realized in 2009. The Committee determined that Mr. Kassouf achieved above target performance for this objective.

•

Achieve financial profitability targets for the first and second halves, respectively—30% weighting. The Commercial Division did not meet this objective in the first half and partially achieved this objective in the second half.

Applying the same approach as described above, the Committee approved a payment of 60.0% for Mr. Kassouf’s first half personal strategic business goals, and 105.0% for his second half goals.

Ms. Moreno:

•

Drive cooperation and collaboration between IT and the operating divisions—30% weighting. IT was actively involved in business strategy meetings and RCI events across the Company. Several businesses throughout the organization have benefited from the work performed by IT in reducing costs and executing strategy in 2009. The Committee determined that Ms. Moreno partially met this objective for both the first and second halves of 2009.

•

Actively promote and participate in the business groups’ planning efforts and integrate IT services into business group strategies and programs; ensure that seven targeted applications are released per the Company’s established timeline—20% weighting. Significant progress was made in achieving IT integration services for the business groups. All seven targeted applications were released per the Company’s established timeline. The Committee determined that Ms. Moreno partially met this objective for both the first and second halves of 2009.

•

Ensure that the IT Footprint Program progresses with continued deployment of our enterprise resource planning system in targeted businesses in 2009—10% weighting. Targeted deadlines have been met. The Committee determined that Ms. Moreno met this objective for the first half and exceeded this goal for the second half.

•	Ensure progress towards completing the deployment of franchisee software in Canada, including rollout of a pilot program before the end of the third quarter—20% weighting. The deployment of franchisee software in Canada was on schedule through the first half; however, the pilot program was not rolled out until the fourth quarter.

•

Institutionalize IT processes, tools and monitoring/alerting to ensure application stability for all services provided by the Data Center; meet or exceed the Company’s target of 99.5% availability—20% weighting. The 99.5% availability target was met; significant progress was made with respect to application stability for Data Center services. The Committee determined that this objective was fully achieved in the first half and partially achieved in the second half.

Applying the same approach as described above, the Committee approved a payment of 72.8% for Ms. Moreno’s first half personal strategic business goals, and 85.0% for her second half goals.

Overall payments to the NEOs based on the achievement of consolidated financial results and personal strategic business goals, ranged from 68.0% to 79.4% of target. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-Term Incentive Compensation

We also provide long-term incentive compensation to our executive officers and other key employees through the Stock and Incentive Plan. We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snapon’s stock.

The Stock and Incentive Plan allows us to grant stock options, performance shares, performance units, restricted stock, and restricted stock units (“RSUs”) and, for international employees, cash-settled stock appreciation rights (“SARs”). Since we compare targeted total direct compensation (base salary plus targeted annual and long-term incentives) to the 50 th to 65th percentile of Market, we also aim to have the target long-term incentive compensation between the 50 th and 65th percentile of Market. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the longer time period in which performance is measured (in the case of long-term performance-based awards) and because of the market price of our stock (in the case of both stock options and stock-based awards), which is not within our control. These types of awards reward financial and personal performance over a longer period of time than base salary and annual incentives. In 2009, our long-term incentive compensation grants for executive officers were composed of approximately one-third stock options, one-third performance-based units, and one-third performance-based RSUs. We targeted more value in performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. We provide a portion of long-term compensation in stock options with time-based vesting, which reward employees based upon the appreciation of the market value of our shares, because we believe it is important that some compensation be designed to mirror our investors’ experience. In 2009, the average long-term incentive compensation level of our NEOs was at the 54th percentile of Market.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each executive officer’s level of responsibility;

•	Each executive officer’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers potential dilution, the Company’s share price and the volatility of our share price. When determining eligibility and granting awards, the Committee considers market practice, personnel responsibility grades and the individual’s contributions to the Company. In 2009, in order to develop the grant range guidelines for various personnel responsibility grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant. We determined the grant date present value using the Black-Scholes valuation model (a formula widely used to value exchange-traded options) for comparison to the market. Based on Market Data, we found our equity guidelines for Mr. Pinchuk, Mr. Kassouf and Ms. Moreno to be below Market median and, therefore, increased the guidelines applicable to their respective grades. Mr. Ellen and Mr. Ward’s guidelines were deemed to be appropriate.

Stock Options

In February 2009, we granted stock options and SARs that vest over a three year period to approximately 240 employees. Appropriate managers made recommendations for the number of options or SARs to be granted to their employees based on the grant range guidelines. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and expected dilution, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 239,500 shares, consisting of individual grants ranging from 15,000 to 120,000. In the aggregate, the number of options granted to employees was between the target and the maximum of the guidelines, reflecting the Company’s strong performance in 2008. The Committee determined the amounts awarded to each NEO based on their contributions and individual performance. We estimated that the February 2009 stock option grants would result in 0.9% dilution, which fell within the dilution guidelines established by the Committee. See the Grants of Plan-Based Awards Table below for further information regarding stock options awarded to each of the NEOs.

Long-Term Performance-Based Units

In February 2009, the Committee made grants to 40 key employees of performance-based units that vest depending upon the achievement of financial performance criteria over a three year period; each unit is equivalent to one share of our common stock. The Committee believes that the use of these criteria serves to focus executive officers and key employees on Company financial performance that the Committee believes drives shareholder value over the long term, rather than solely focusing on the market value of our shares, as is the case with stock options.

Similar to the process discussed above related to the granting of options, the Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants. In 2009, we granted our NEOs 69,083 long-term performance-based units. Individual grants to the NEOs ranged from 4,306 to 33,280 units. In the aggregate, the number of performance-based units granted to executive officers was between the target and maximum of the guidelines, again reflecting the strong performance achieved by the Company in 2008.

The Committee also considered in February 2009, based on Company performance to date, the likely compensation under the long-term performance-based awards previously made for the 2007 to 2009 and 2008 to 2010 periods. In that regard, the Committee estimated at that time that, assuming a continuation of period to date performance, payouts under those plans would be above target. The worsening global economic recession dramatically affected the outcome and forecast of vesting for those plans.

Vesting of the performance-based units awarded in 2009 will depend upon cumulative performance relative to the goals set for fiscal years 2009, 2010 and 2011, which are based upon revenue growth and return on net assets employed before interest and taxes (“RONAEBIT”). These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s goals to both grow and increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. Individuals can earn shares and cash at varying levels for the 2007 to 2009 and 2008 to 2010 plan years, using a matrix that defines percentages earned depending upon actual performance compared to “threshold,” “target” and “maximum” levels. Though the 2009 to 2011 plan operates in a similar fashion for performance at the “threshold” and “target” levels, the cash portion of the payout for the performance greater than “target” was eliminated and replaced with the opportunity to earn 200% of the award for performance at the “maximum” level. The Committee made the change from cash to equity in order to further align the interests of the recipients with those of our shareholders.

The following tables provide examples of award vesting under the matrices based upon Company performance at the stated levels:

2007 to 2009 and 2008 to 2010 Plans

Performance Level	Amount of Performance Award Vesting	Amount of Cash
Threshold (see below for discussion)	25% of the Award	—
Target (for both criteria)	100% of the Award	—
Maximum (for both criteria)	100% of the Award	The percentage over Target (but no greater than 50%) multiplied by the number of Performance Shares earned multiplied by the closing price of our stock on the grant date.

2009 to 2011 Plan

Performance Level	Amount of Performance Award Vesting
Threshold (see below for discussion)	25% of the Award
Target (for both criteria)	100% of the Award
Maximum (for both criteria)	200% of the Award

We intend that payments at the “target” level combined with the value of stock options would provide total long-term compensation within the 50th and 65th percentiles of the Market Data for long-term compensation. For the concluded 2007 to 2009 plan, there was no payout since the Company experienced revenue declines below the threshold level of performance, primarily as a result of the global economic recession.

In setting the levels of performance required to earn various percentages of long-term performance-based units, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, industry and Gross Domestic Product (GDP) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve “target” levels of performance on the matrix, both revenue and RONAEBIT for the 2009 to 2011 period would need to improve from recent performance. “Target” level revenue growth was set at the 2008 revenue level (excluding the impact of currency), plus the three year average GDP growth rate plus 3% annually, which was considered reasonably challenging given the prevailing economic and industry environment and the Company’s circumstances therein. “Target” RONAEBIT was set at a level 40.6% greater than the Company’s weighted average cost of capital, which the Committee believes would result in significant returns for shareholders. The “maximum” level of revenue growth was set at the 2008 revenue level (excluding the impact of currency), plus the three year average GDP growth rate plus 6% annually. This was considered a significant stretch over “target” and difficult to achieve. The “maximum” RONAEBIT metric was also set at a level that was considered difficult to achieve because, assuming a consistent net asset base, it would require an additional $37.5 million, or 11%, in annual operating income above “target” over the three-year performance period. The “threshold” level of revenue growth was set at the 2008 revenue level (excluding the impact of currency), plus the three year average GDP growth rate. The “threshold” RONAEBIT metric was set 25% above the Company’s weighted average cost of capital. This was considered acceptable given that the Committee believes that any return over the Company’s weighted average cost of capital would add shareholder value. A “threshold” level of payment could be earned by achieving the “threshold” on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at 2008 (currency neutral) levels, RONAEBIT would need to grow to the “target” level. Alternatively, if RONAEBIT remained at the Company’s weighted average cost of capital, revenues would need to achieve the “target” level of three year average GDP growth rate plus 3% annually. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and makes what it considers appropriate adjustments to performance measures to reflect the financial effects of these events on those measures. As a result of the SOC transaction, the Committee adjusted the plan goals for the following periods to remove finance income and the related assets: the final two quarters of the 2007 to 2009 plan; the final six quarters of the 2008 to 2010 plan; and the entire 2009 to 2011 plan period.

In February 2009, the Committee determined the outcome of long-term performance-based awards granted in 2007 based on financial performance during fiscal 2007, 2008 and 2009. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$2,910 million	$3,160 million	$3,430 million	$2,363 million
RONAEBIT(2)	19.0%	22.8%	24.2%	19.8%

(1)	Sales represents the 2009 fiscal year Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2007, 2008, and 2009 calculated as a fraction expressed as a percentage where (i) the numerator is Operating Income (earnings from continuing operations before income taxes plus interest expense less other income (expense)—net) and (ii) the denominator is average net assets employed (total assets minus cash and cash equivalents and minus all liabilities excluding short-term and long-term debt).

Actual performance during the period on these metrics was a RONAEBIT of 19.8% and revenues of $2,363 million; as a result, no performance shares were earned based on financial performance during the 2007 to 2009 plan period. Adjustments were made to the plan matrix during the plan period due to the SOC transaction, as described above.

In February 2010, the Committee also had discussions relating to targets for the 2010 to 2012 plan. The Committee continued the same approach as used in 2009 and the same general financial metrics for these future goals.

Restricted Stock Units

As discussed above, the Committee performed a comprehensive review of the Company’s overall compensation strategy and programs during 2008. In the course of its review, the Committee decided to begin granting shorter-term performance-based units (designated as RSUs) in 2009; such awards have a one year performance period based on the same metrics used within the consolidated financial results component of the Company’s annual incentive plan and a two year cliff vesting schedule. The Committee’s intent in introducing RSUs into the incentive compensation mix is to increase the linkage between the current year’s results and the future growth of the Company, while also adding a retention element for our executive officers. This element of long-term incentive compensation accounts for one-third of the total long-term incentive value.

Consistent with the granting of options, SARs, and performance share units discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In 2009, we granted our NEOs 69,080 RSUs. Individual grants to the NEOs ranged from 4,305 to 33,279 units. In the aggregate, the number of restricted stock units granted to executive officers was between the target and maximum of the guidelines, again echoing the strong performance achieved by the Company in 2008.

Based on the Company’s performance on the financial metrics (operating income and return on net assets), reported above in “Total Direct Compensation-Cash and Incentive-Annual Incentive-Consolidated Financial Results Component,” executive officers earned approximately 57% of the RSUs granted. The RSUs earned will vest upon approval at the February 2012 Committee meeting, assuming continued employment.

Stock Ownership Guidelines

In 2008, the Company adopted stock ownership guidelines for its top executives. The guidelines are based on a multiple of base salary using a six month average stock price to value the holdings. Stock ownership includes shares held outright, deferred shares, those in 401(k) plans, shares purchased through the Dividend Reinvestment and Direct Stock Purchase Plan, and the “in the money” value of vested stock options, net of an assumed 40% tax rate. The ownership multiples range from one to six times an executive’s base salary based on the individual’s level of responsibility. Executives are expected to reach the stock ownership guidelines within a five year time frame. The Committee reviews progress toward ownership guidelines annually at its August meeting. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress towards reaching the guidelines. The Company does not have any specific policy relating to the pledging of or hedging in Company securities. In 2009, due to the decrease of the Company’s stock price, executives moved further away from achieving the stock ownership guidelines from a value perspective versus the prior year, and only three out of our eight executive officers were projected to reach their guideline goals in the five year time frame at the current six month average stock price. However, despite the decline in our stock price, every executive increased their holdings from a share perspective. Given the market decline, the Committee chose not to take any action on those executives that lost value and will continue to monitor progress toward the guidelines as market performance improves.

Recoupment Policy

The Company has had a recoupment policy as part of its long-term incentive compensation program since the inception of that program. However, the Committee has decided to broaden that policy to cover all elements of incentive compensation, and plans to finalize and adopt such policy at its April 2010 meeting.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are not consistent with those of other salaried employees. Perquisites were compared against our peers and we found our policy to be conservative relative to the market.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans (the non-qualified plans are designed to “restore” the benefit levels that may be limited by IRS regulations). The Company also maintains a deferred compensation plan which functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (the “Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation
IRS Tax-Qualified:	Yes	No	Yes	No
Employee Contributions:	No	No	Yes	Yes
Company Contributions:	Yes	Yes	Matching	Restoration Match
When paid:	At retirement	At retirement	At retirement	As elected by the participant for employee deferrals; at retirement for matching contributions

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Supplemental Plan provides the benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code.

The Pension Plan has been established for over 60 years as a general benefit for salaried employees. We have made periodic changes to incorporate various regulatory changes and trends in the employment market. The most recent significant plan change occurred in 2001 when an account-balance formula was incorporated for new employees; a 401(k) plan matching contribution was also adopted in 2001 to complement the account-balance feature. The then-existing participants were given a choice of converting their benefit to the account-based formula (with an opportunity for a 401(k) plan match) or continuing with the old final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. In order to ensure compliance with IRS nondiscrimination requirements, in 2008, the pay-credit schedule for the account-based formula was modified to include a minimum interest credit of 3.75%.

The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” was established in 1983 and covers approximately 50 active and retired executives, including the NEOs. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable Code limitations are applied. The Supplemental Plan was also changed in 2001 to incorporate the account-balance formula. Active executives participating in the Supplemental Plan at that time were given a choice to have their Supplemental Plan retain the final average pay times years of service formula or to switch to the new account-balance formula, without regard to the choice they made in the Pension Plan. The same change that was made during 2008 to the Pension Plan was also made to the Supplemental Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention of the individual and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program. As a result of new federal pension legislation, the number of years of continuous service required before becoming vested under the Defined Benefit Program was reduced from five to three in 2009.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Change in Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change in control agreements in place as described below, it believes that the Company is better served by maintaining the ability to continuously evaluate performance of its executive officers without the constraints of a specific agreement. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside in order to provide for severance or retirement benefits in recognition of foregone opportunities at such individual’s prior employer. Snap-on does not currently have any such agreements covering its executive officers.

The Company maintains change in control agreements with all of its NEOs, as well as selected other key personnel. In the event of a transaction involving a change in control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

In 2007, the Committee reviewed the change in control agreements. The Committee determined that it could continue to address the concerns and goals that were contemplated by these agreements while offering somewhat reduced benefits; the Committee believed these changes would be in better keeping with current market conditions and corporate governance considerations. The Committee also determined that it could reduce the circumstances in which payments might be made while still providing adequate protection of the executive officers’ interests and maintaining the incentive for them to focus on corporate interests in the event of a transaction. Therefore, the prior change in control agreements were replaced by new forms of agreement, effective February 1, 2008. The current agreements narrow the circumstances in which payments might be made by strengthening the “double trigger” elements of the agreements; reduce multipliers for severance and other benefits to two times multiples rather than three; provide for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching payments for two years, rather than three; and eliminate a prior excise tax gross-up feature, but allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

See “Potential Payments on Change in Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually. While it is our intention to structure most compensation so that Section 162(m) does not adversely affect Snap-on’s tax deduction, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual incentives) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on’s tax deduction for related compensation. We believe that substantially all compensation paid in 2009 will be tax deductible.

Other provisions of the Code also can affect the decisions that we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Our prior change in control agreements formerly provided that all benefits under them would be “grossed up” so that we would also reimburse the executive officer for these tax consequences. This feature was eliminated in the agreements that became effective February 1, 2008.

In addition, the Code was amended to provide a surtax under Section 409A of the Code with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our Defined Contribution and Defined Benefit Programs and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s Website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Roxanne J. Decyk, Chair

Arthur L. Kelly

Edward H. Rensi

Richard F. Teerlink

EXECUTIVE COMPENSATION INFORMATION

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)*	Option Awards ($)(3)*	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)*
Nicholas T. Pinchuk Chairman, President and Chief Executive Officer(7)(8)	2009	$750,000	—	$1,976,137	$806,400	$581,586	$144,831	$51,300	$4,310,254
	2008	750,000	$337,500	2,416,725	1,068,210	562,500	103,581	24,834	5,263,350
	2007	526,050	—	929,070	494,400	642,405	69,057	32,627	2,693,609
Martin M. Ellen Senior Vice President— Finance and Chief Financial Officer(8)(9)	2009	472,500	—	776,334	282,240	337,491	73,087	30,324	1,971,976
	2008	461,250	224,193	1,068,120	453,180	257,416	80,073	32,288	2,576,520
	2007	418,401	—	929,070	494,400	553,979	70,799	32,424	2,499,073
Thomas J. Ward	2009	390,350	—	776,334	268,800	206,759	362,453	1,405	2,006,101
Senior Vice President and	2008	385,263	99,405	1,066,050	431,600	173,381	447,036	1,526	2,604,261
President—Snap-on Tools Company LLC	2007	355,865	—	929,070	622,100	410,209	275,722	1,465	2,594,431
Thomas L. Kassouf Senior Vice President and President—Commercial Division	2009	321,000	—	317,594	151,200	145,847	41,110	19,217	995,968
	2008	315,750	36,946	357,075	215,800	244,091	38,449	17,737	1,225,848
	2007	282,482	—	152,167	156,713	233,775	33,943	16,772	875,852
Jeanne M. Moreno Vice President, Chief Information Officer(8)	2009	321,992	—	255,660	100,800	142,363	36,148	17,420	874,383
	2008	319,340	112,103	362,250	161,850	107,952	34,443	18,718	1,116,656
	2007	303,647	—	351,540	249,250	262,414	31,614	19,339	1,217,804

*	Pursuant to SEC rules adopted in late 2009, the amounts in the “Stock Awards” and “Option Awards” columns for 2008 and 2007 have been revised from the Company’s prior proxy statements to reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). The “Total” column has been updated accordingly.

(1)

As noted earlier, there was a general salary freeze for our associates in 2009. In the table above, 2009 base salaries are higher than 2008 base salaries because of the timing of merit increases awarded in 2008. Mr. Pinchuk’s base salary was increased when he was elected our Chief Executive Officer in December 2007. See also “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Base Salary” for a discussion of the general salary freeze and Mr. Pinchuk’s base salary.

(2)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual performance plan which relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column. The named executive officers listed in the Summary Compensation Table above (the “NEOs”) each received a discretionary cash award in 2008.

(3)

Represents the grant date fair value computed in accordance with ASC 718 of outstanding performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2001 Incentive Stock and Awards Plan, as amended (the “Stock and Incentive Plan”); the related grants and awards were made in 2007, 2008 and 2009, respectively. See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation” for further discussion regarding the awards in 2009 and the Outstanding Equity Awards at Fiscal Year-End table regarding all outstanding awards. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 13 to our consolidated financial statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date the option is exercised, which cannot be forecasted with reasonable accuracy. The ultimate value of performance-based unit awards will depend upon the number of shares that vest and the market price of our common stock at vesting. Performance-based unit awards vest based upon actual performance as compared to pre-defined goals for revenue growth or operating income and return on net assets employed before interest and taxes (“RONAEBIT”); certain awards have a three-year performance period and restricted stock units (“RSUs”), which we began granting in 2009, have a one year performance period and two year cliff vesting. In 2009, each NEO could earn up to two times the value listed in the “Stock Awards” column for performance at “maximum.” Maximum payouts for both the 2007 and 2008 grants of performance-based unit awards were 1.5 times the value listed, with the amount above the value listed payable in cash.

As a result of the Company’s performance, there was no payout on the 2007-2009 performance award, as discussed above in the “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation—Long-Term Performance-Based Units;” therefore, the amounts reported above for each NEO were forfeited. Based on the Company’s performance in 2009, approximately 57% of the RSUs granted in 2009 were earned by each NEO and will vest, assuming continued employment, in February 2012.

(4)

Amounts shown represent the annual incentive earned under the Stock and Incentive Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(5)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2008 and 2009, 2007 and 2008, and 2006 and 2007. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(6)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance. The amounts included in the “All Other Compensation” column are listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan ($)	Company Matching Contribution to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Total ($)
Pinchuk	2009	$7,350	$42,150	$1,800	$51,300
	2008	6,900	15,954	1,980	24,834
	2007	6,750	23,897	1,980	32,627
Ellen	2009	7,350	21,273	1,701	30,324
	2008	6,900	23,561	1,827	32,288
	2007	6,750	23,892	1,782	32,424
Ward	2009	—	—	1,405	1,405
	2008	—	—	1,526	1,526
	2007	—	—	1,465	1,465
Kassouf	2009	7,350	10,711	1,156	19,217
	2008	6,900	9,587	1,250	17,737
	2007	6,750	8,834	1,188	16,772
Moreno	2009	7,350	8,911	1,159	17,420
	2008	6,900	10,553	1,265	18,718
	2007	6,750	11,377	1,212	19,339

(7)

On December 18, 2007, the Board of Directors elected Mr. Pinchuk, previously Snap-on’s President and Chief Operating Officer, as Snap-on’s President and Chief Executive Officer. Mr. Pinchuk was also elected Chairman in April 2009.

(8)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Ellen deferred $585,446 of stock awards and Ms. Moreno deferred $422,084 of stock awards and $198,049 of non-equity incentive compensation in fiscal 2009. In fiscal 2008, Mr. Pinchuk deferred $1,064,830 of stock awards and $630,617 of non-equity incentive plan compensation; Mr. Ellen deferred $594,273 of stock awards and $46,125 of base salary; and Ms. Moreno deferred $359,380 of stock awards and $131,207 of non-equity incentive plan compensation. None of the NEOs deferred any amounts in fiscal 2007.

(9)	On February 12, 2010, Mr. Ellen informed the Company that he would resign from his position effective March 31, 2010.

Table 4: Grants of Plan-Based Awards 2009

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pinchuk	2/11/09	Long-term awards	—	—	—	8,320	33,280	66,560	(1)	—		—	$988,083
			—	—	—	8,320	33,279	66,558	(2)	—		—	988,054
			—	—	—	—	—	—		120,000	(3)	$29.69	806,400
	2/11/09	Annual incentive(4)	$187,500	$750,000	$1,500,000	—	—	—		—		—	—
Ellen	2/11/09	Long-term awards	—	—	—	3,268	13,074	26,148	(1)	—		—	388,167
			—	—	—	3,269	13,074	26,148	(2)	—		—	388,167
			—	—	—	—	—	—		42,000	(3)	29.69	282,240
	2/11/09	Annual incentive(4)	106,313	425,250	850,500	—	—	—		—		—	—
Ward	2/11/09		—	—	—	3,268	13,074	26,148	(1)	—		—	388,167
		Long-term awards	—	—	—	3,269	13,074	26,148	(2)	—		—	388,167
			—	—	—	—	—	—		40,000	(3)	29.69	268,800
	2/11/09	Annual incentive(4)	73,191	292,763	585,525	—	—	—		—		—	—
Kassouf	2/11/09	Long-term awards	—	—	—	1,337	5,349	10,698	(1)	—		—	158,812
			—	—	—	1,337	5,348	10,696	(2)	—		—	158,782
			—	—	—	—	—	—		22,500	(3)	29.69	151,200
	2/11/09	Annual incentive(4)	52,163	208,650	417,300	—	—	—		—		—	—
Moreno	2/11/09	Long-term awards	—	—	—	1,077	4,306	8,612	(1)	—		—	127,845
			—	—	—	1,076	4,305	8,610	(2)	—		—	127,815
			—	—	—	—	—	—		15,000	(3)	29.69	100,800
	2/11/09	Annual incentive(4)	52,324	209,295	418,590	—	—	—		—		—	—

*	All awards are made pursuant to our 2001 Incentive Stock and Awards Plan (the “Stock and Incentive Plan”).

(1)

The awards relate to grants of performance-based units and are earned over a term of three years. The related grant date fair value of these awards in 2009 is also included in the “Stock Awards” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation” for further discussion regarding the awards.

(2)

Consists of performance-based RSUs awarded in fiscal 2009 under the Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of the consolidated financial metrics set forth in the Company’s annual incentive plan, operating income and RONAEBIT, over a one-year performance period, as well as continued employment on the payment date, February 2012. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation—Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 11, 2009 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the New York Stock Exchange on the date of grant ($29.69). One-third of the options granted vest on each of February 11, 2010, February 11, 2011 and February 11, 2012, respectively. See the Outstanding Equity Awards at Fiscal Year-End table for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available under the Stock and Incentive Plan. The annual incentive actually paid to each of the NEOs is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards. Payouts are made annually, dependent upon performance as compared to pre-defined goals. Our targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals.

Payments related to the total Company financial measures can increase from twenty-five percent if a threshold level of performance has been reached, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See also note 13 to our 2009 consolidated financial statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary or stock awards for 2009; in prior years, the deferral of non-equity incentives was also permitted. Deferral elections relating to the 2008 and 2009 grants of stock awards will be made in June 2010 and June 2011, respectively.

Table 5:	Outstanding Equity Awards at Fiscal Year-End January 2, 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pinchuk	40,000				$30.06	6/27/2012
	40,500				25.11	1/24/2013
	40,500				31.52	1/23/2014
	35,000				33.75	2/18/2015
	42,000				39.35	2/16/2016
	26,667	(1)	13,333	(1)	50.22	2/15/2017
	33,000	(2)	66,000	(2)	51.75	2/13/2018
			120,000	(3)	29.69	2/11/2019
							4,625	(4)	$195,453	(5)
							11,675	(4)	493,386	(5)
							33,280	(4)	1,406,413	(5)
							33,279	(6)	1,406,371	(5)
Ellen	31,828				31.52	1/23/2014
	40,000				33.75	2/18/2015
	42,000				39.35	2/16/2016
	26,667	(1)	13,333	(1)	50.22	2/15/2017
	14,000	(2)	28,000	(2)	51.75	2/13/2018
			42,000	(3)	29.69	2/11/2019
							4,625	(4)	195,453	(5)
							5,160	(4)	218,062	(5)
							13,074	(4)	552,507	(5)
							13,074	(6)	552,507	(5)
Ward	9,000				32.22	1/25/2012
	7,200				31.52	1/23/2014
	6,480				33.75	2/18/2015
	3,220				31.48	4/01/2015
	15,000				39.35	2/16/2016
	5,000				37.47	4/27/2016
	26,667	(1)	13,333	(1)	50.22	2/15/2017
	6,667	(7)	3,333	(7)	54.50	4/30/2017
	13,334	(2)	26,666	(2)	51.75	2/13/2018
			40,000	(3)	29.69	2/11/2019
							4,625	(4)	195,453	(5)
							5,150	(4)	217,639	(5)
							13,074	(4)	552,507	(5)
							13,074	(6)	552,507	(5)
Kassouf	3,240				39.35	2/16/2016
	4,320	(1)	2,160	(1)	50.22	2/15/2017
	4,000	(7)	2,000	(7)	54.50	4/30/2017
	6,667	(2)	13,333	(2)	51.75	2/13/2018
			22,500	(3)	29.69	2/11/2019
							758	(4)	32,033	(5)
							1,725	(4)	72,899	(5)
							5,349	(4)	226,049	(5)
							5,348	(6)	226,006	(5)
Moreno	10,000	(1)	5,000	(1)	50.22	2/15/2017
	3,333	(7)	1,667	(7)	54.50	4/30/2017
	5,000	(2)	10,000	(2)	51.75	2/13/2018
			15,000	(3)	29.69	2/11/2019
							1,750	(4)	73,955	(5)
							1,750	(4)	73,955	(5)
							4,306	(4)	181,972	(5)
							4,305	(6)	181,929	(5)

(1)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the options granted vested on each of February 15, 2008, and February 15, 2009, and the remaining one-third will vest on February 15, 2010.

(2)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the options granted vested on February 13, 2009, and the remaining two-thirds will vest on each of February 13, 2010, and February 13, 2011, respectively.

(3)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the options granted will vest on each of February 11, 2010, February 11, 2011, and February 11, 2012, respectively.

(4)

Consists of performance-based units awarded in fiscal years 2007, 2008 and 2009 under the Stock and Incentive Plan. Vesting of the performance-based units will be dependent upon cumulative performance relative to revenue growth and RONAEBIT over the three-year performance periods. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation” for additional information regarding awards.

Actual performance for the 2007 long-term award fell below threshold and resulted in no payout. However, the value of the award is shown at threshold because that is the reporting value required to be presented in this situation. On February 10, 2010, the Compensation Committee and Board of Directors reviewed actual performance compared to the 2007 plan and determined that no awards vested.

Plan to-date performance for the 2008 long-term award is below threshold. However, the value of the award is shown at threshold because that is the reporting value required to be presented in this situation. Actual performance will be reviewed by the Compensation Committee and Board of Directors at their February 2011 meetings.

Plan to-date performance for the 2009 long-term award is between the threshold and target levels; therefore, the value of the award is shown as equal to the target grant number, which is the reporting value required to be presented in this situation.

(5)	Based on the $42.26 per share closing price of a share of our common stock on December 31, 2009.

(6)

Consists of performance-based RSUs awarded in fiscal 2009 under the Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of the consolidated financial metrics set in the Company’s annual incentive plan, operating income and return on net assets, over the one-year performance period, as well as continued employment on the payment date, February 2012. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation—Restricted Stock Units” for more information. On February 10, 2010, the Compensation Committee and Board of Directors reviewed the Company’s actual performance and determined that approximately 57% of the RSUs were earned.

(7)

Option awards were granted on April 30, 2007, with an exercise price equal to the closing share price of Snap-on common stock on the grant date ($54.50). The grant to Mr. Ward was in connection with his promotion to the position of Senior Vice President and President—Snap-on Tools Company LLC. The grant to Mr. Kassouf was in connection with his promotion to position of President—Commercial Division. The grant to Ms. Moreno was in connection with her performance. One-third of the options granted vested on each of April 30, 2008, and April 30, 2009, and the remaining one-third will vest on April 30, 2010.

Table 6:	Option Exercises and Stock Vested 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Pinchuk	—	—	24,000	$715,080
Ellen	—	—	24,000	715,080
Ward	—	—	12,000	357,540
Kassouf	—	—	3,600	107,262
Moreno	—	—	9,000	268,155

(1)

The 2006 long-term incentive program had a three year performance period that ended in 2008, with payout on February 11, 2009. Listed above are the number of shares acquired on vesting. The following amounts were designated to deferred accounts by the named executive officers: Mr. Ellen—15,869 shares and Ms. Moreno—9,000 shares. Payment of deferred amounts will begin within thirty days first beginning after the date specified in advance of the deferral by the named executive officer, death, disability or termination of employment.

(2)	Calculated using the average of the high and low trading prices on February 11, 2009, the vesting date.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on covered compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account balance formula. We do not make any specific contributions for the NEOs. All salaried employees hired on or after January 1, 2001, participate under the account balance formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in note 11 to our consolidated financial statements.

There are no provisions in the plans for granting additional years of credited service to our employees, including the named executive officers.

Supplemental Retirement Plan

Approximately 50 active and retired executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation limits per participant were $225,000 per annum for 2007, $230,000 per annum for 2008, and $245,000 per annum for 2009 and 2010, under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service* (#)	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	7.5	$122,026	—
	Supplemental Retirement Plan(1)	7.5	364,963	—
Ellen	Snap-on Incorporated Retirement Plan(1)	11.5	193,064	—
	Supplemental Retirement Plan(1)	11.5	238,833	—
Ward	Snap-on Incorporated Retirement Plan (2) (3)	22.0	689,921	—
	Supplemental Retirement Plan(2) (3)	21.8	1,234,284	—
Kassouf	Snap-on Incorporated Retirement Plan(1)	7.0	94,674	—
	Supplemental Retirement Plan(1)	7.0	79,456	—
Moreno	Snap-on Incorporated Retirement Plan (1)	4.7	64,332	—
	Supplemental Retirement Plan(1)	4.7	68,486	—

*	Years of Credited Service for Mr. Ellen and Mr. Ward includes credited service years from participating in the Sun Electric Pension Plan prior to the acquisition of Sun Electric by Snap-on in 1992. The Sun Electric Pension Plan was merged into the Pension Plan in 2000.

**	At January 2, 2010.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. The pay-credit schedule was modified slightly in 2008 to satisfy IRS regulations. The minimum interest crediting rate was adjusted retroactively in 2008 to satisfy the same IRS regulations. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified deferred compensation plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) - (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 55 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years. The Years of Credited Service vary between the two plans due to differences in and changes to plan definitions.

The Normal Form of Benefit (as defined in the Pension Plan) is a 50% joint and survivor benefit which is reduced if payable before age 60. There is also an $800 temporary benefit payable at age 60 for a maximum of 60 months. The total defined benefit under the Supplemental Plan is the value of the above calculation minus the value of the qualified plan account-based pension and minus the qualified 401(k) Plan match account (as discussed in footnote 1 above).

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make contributions to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 50 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a money market fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan has been amended to comply with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$42,150	$80,104	—	$3,093,441
Ellen	$585,446	21,273	294,198	—	1,729,656
Ward	—	—	962	$45,707	131,935
Kassouf	—	10,711	7,431	—	48,657
Moreno	620,134	8,911	147,506	420,430	849,316

(1)

Amounts reported as Executive Contributions are discussed in footnote 8 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “Other Compensation” column of the Summary Compensation Table.

(2)

These amounts were deferred in prior years. Mr. Ward’s distribution was paid according to a scheduled deferral election. Ms. Moreno’s withdrawal was a permitted distribution under the Deferred Compensation Plan.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$2,383,543; Mr. Ellen—$801,513; Mr. Ward—$81,623; Mr. Kassouf—$28,471; and Ms. Moreno—$516,505.

POTENTIAL PAYMENTS ON CHANGE IN CONTROL

AND OTHER EMPLOYMENT-RELATED AGREEMENTS

We have change in control agreements with the NEOs to provide continued compensation and benefits in the event of a change in control as defined in the agreements. The agreements are for one-year terms and are automatically extended each year for another one year term, unless notice is given. The agreements also provide that if there is a change in control, then the terms will continue for 24 months.

The Committee reviewed its existing change in control agreements in 2007 and determined it could continue to address the concerns and goals which were contemplated by having these agreements while offering somewhat reduced benefits; for example, the new agreements reduced the multipliers for severance and welfare benefits to two times multiples from three times multiples and also eliminated the tax gross-up feature. The Committee believed these changes would be in better keeping with current market conditions and corporate governance considerations. Therefore, the prior change in control agreements were replaced by new forms of agreement, effective February 1, 2008.

The circumstances under which benefits are payable pursuant to the agreements generally are a change in control plus one of the following: the termination of the employee without cause by the Company or by the employee for other defined reasons within two years after a change in control; or the termination of the officer’s employment by the Company without cause in anticipation of a change in control. Under these agreements, a “change in control” is a defined term that includes a merger or similar transaction involving the Company, a third party acquiring more than 25% of the shares which includes, in general, a person or entity becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s board, or a liquidation of the Company.

Benefits under the change in control agreements include:

•

A lump sum payment equal to two times the sum of the officer’s base salary prior to termination and bonus or incentive compensation “target” for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change in control, based on the individual’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change in control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Our outstanding equity compensation plans also provide accelerated vesting in the event of a change in control. Except to the extent the Committee provides a result more favorable to holders of awards, in the event of a change in control:

•	Each holder of a performance share or performance unit that has been earned but not yet paid will receive cash or Company shares equal to the value of the performance share and/or performance unit;

•	All outstanding options will vest automatically;

•	Restricted stock that is not vested before a change in control will vest on the date of the change in control;

•	All performance shares or units that have not vested will vest assuming maximum performance levels for the entire period;

•	Any cash portion of long-term performance-based units will vest at the maximum award opportunity; and

•

All RSUs will vest at maximum if the change in control occurs in the first year of the plan period; if the change in control occurs in the second or third year of the plan period, the RSUs will vest at the actual performance level achieved.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change in control under the individual change in control agreements with the NEOs. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur.

Table 9:	Potential Payments on Change in Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Equity Portion of Long-Term Performance- Based Units(4)	Payment of Cash for Long-Term Performance Units(5)	Other(6)	Estimated Tax Gross Up(7)	Total
Pinchuk	$3,000,000	$442,376	$1,508,400	$5,583,077	$1,208,363	$19,080	—	$11,761,296
Ellen	1,795,500	251,780	527,940	2,290,256	534,060	18,882	—	5,418,418
Ward	1,366,225	541,504	502,800	2,288,566	533,025	18,291	—	5,250,411
Kassouf	1,059,300	114,134	282,825	871,724	178,538	17,791	—	2,524,312
Moreno	1,062,574	122,451	188,550	762,826	181,125	17,798	—	2,335,324

(1)

This amount represents two times the sum of his or her base salary immediately prior to the termination of employment and the bonus or incentive compensation opportunity at the “target” level for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs, as specified by the change in control agreements. These amounts are based on the 2010 base salary and 2010 annual incentive target amounts.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change in control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Outstanding unvested stock options would become vested upon a change in control. Certain outstanding unvested stock options had no immediately realizable value because the respective exercise prices were higher than the closing stock price on December 31, 2009, of $42.26.

(4)

These amounts represent the value of the unvested performance share and performance-based RSUs held by the executive, which become vested upon a change in control, based on our closing stock price on December 31, 2009, of $42.26.

(5)

These amounts represent the value of the cash component of the long-term performance-based units paid out at the “maximum” level, as specified by the related award agreements. We did not include the 2007 long-term performance-based units because the plan period was complete at the end of the fiscal year and, if amounts are earned, they are paid out in accordance with the plan’s terms. As discussed above, based on Company performance during the 2007-2009 plan period, none of the 2007 long-term performance-based units were earned.

(6)	These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change in control agreements.

(7)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In December 2009, the Company entered into retention bonus agreements (the “Retention Agreements”) with certain of its officers and key employees, none of which is or was a named executive officer in the Summary Compensation Table. The Retention Agreements are intended to help ensure that the Company continues to retain the services of these employees as well as to motivate these individuals in the current challenging economic times. Under the Retention Agreements, the employee is entitled to receive a stated cash payment, varying between 61% and 98% of 2009 base salary, three years from the grant date, provided that the individual remains employed by the Company through such date. Payment may be accelerated upon a change in control of the Company; payment may be accelerated and prorated if the employee is terminated as a result of a divestiture of a business unit, or in the event of death, disability or retirement after the first anniversary of the grant date. The retention bonus amount may be forfeited or reduced if the Company becomes aware that the employee has engaged in specified types of activities deemed to be detrimental to the Company.

In addition to the agreements discussed in this section, the named executive officers also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchase and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction also must be approved by a disinterested majority of either the Board or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

In 2009, the Company did not have any transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2009 our executive officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that, with respect to an aggregate of 248 share equivalents, Mr. Kassouf failed to timely file a Form 5 and a Form 4; the related transactions, which have now been reported, involved a total of three acquisitions resulting from the reallocation of funds in the Deferred Compensation Plan from the money market fund to the Snap-on stock fund. The Company files the required reports on behalf of our executive officers and directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of common stock and allows shareholders and investors the opportunity to purchase shares of common stock directly without using a broker through a variety of methods including:

•	investments of cash dividends on all or a portion of common stock that the person already owns; and

•	periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on’s option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the common stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from Computershare Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-781-575-2723 (outside the United States).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, WI 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended January 2, 2010, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of February 22, 2010 (the “Record Date”), on the written request of that person directed to the Office of the Corporate Secretary as set forth on page 4 of this Proxy Statement. In addition, copies are available on the Company’s Website at www.snapon.com. The Company has made references to information contained on or available through its Website for your use as background information only. You should not consider this information part of this Proxy Statement.

APPENDIX A

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.	A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.

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5.	A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.[2]

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships:    A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services:    A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services:    A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities:    A director is not independent if the director, or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

[2]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 22, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/sna • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA,

      US territories & Canada any time on a touch tone

      telephone.There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 – John F. Fiedler	☐	☐	☐	02 – James P. Holden	☐	☐	☐	03 – W. Dudley Lehman	☐	☐	☐
	For	Against	Abstain

04 – Edward H. Rensi	☐	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditor for 2010.	☐	☐	☐	3.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed on the reverse side in the purple bar. The number that appears in the purple bar on the reverse must be used to access the system.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Snap-on Incorporated

2801 80TH STREET

KENOSHA, WI 53143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Irwin M. Shur as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 22, 2010, at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, IL 60015, at 10:00 a.m., Central Time, on Thursday, April 22, 2010, or at any adjournment thereof.

This Proxy will be voted “FOR” the Director nominees in the Proxy Statement and “FOR” Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted for the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.